Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Medical Nutrition USA, Inc.
Alan Levy
Vice President/Finance
Chief Financial Officer
800-221-0308
alevy@mnidirect.net

Medical Nutrition USA, Inc. Reports 27% Increase in Branded Products Unit Sales

Englewood, NJ – September 9, 2008- Medical Nutrition USA, Inc. (NASDAQ:MDNU) today announced financial results for the second fiscal quarter and six months ended July 31, 2008.

Second Quarter Fiscal 2009 vs. 2008

•	Branded product revenue increased 10% to $3,102,600 from $2,816,800 on a 27% increase in unit sales offset by price reductions;

•	Total sales decreased 1% to $3,326,900 compared to $3,353,300 on higher branded product sales offset by lower private label sales of $224,300 compared to $536,500;

•	Gross margin was stable at 53% of sales ($1,764,000 compared to $1,790,400);

•

Selling, general and administrative expenses increased to $2,061,800, or 62% of sales, compared to $1,532,900, or 46% of sales, primarily as a result of increased Sales and Marketing expenses of $349,200 for the Company’s previously announced increase in its sales force and other marketing expenses;

•	Operating loss was ($297,800) compared to operating income of $166,100;

•	Net loss was ($183,700) or ($0.01) per share compared to net income of $160,500 or $0.01 per share.

Six Months ended July 31st - Fiscal 2009 vs. 2008

•	Branded product revenue increased 13% to $5,995,100 from $5,286,000 on a 29% increase in unit sales offset by price reductions;

•	Total sales increased 7% to $6,636,500 from $6,184,500 on higher branded product sales offset by lower private label sales ($641,500 compared to $898,500);

•	Gross margin increased to $3,533,400, or 53% of sales, from $3,332,500, or 54% of sales.

•

Selling, general and administrative expenses increased to $3,999,200, or 60% of sales, compared to $2,941,300, or 48% of sales, primarily as a result of increased Sales and Marketing expenses of $706,000 for the Company’s previously announced increase in its sales force and other marketing expenses;

•	Operating loss was ($517,300) compared to operating income of $299,800;

•	Net loss was ($305,100) or ($0.02) per share compared to net income of $214,200 or $0.02 per share.

•	Strong cash position with over $9.1 million in cash and short term investments with no debt.

“Our results reflect the ongoing successful implementation of our plan to accelerate market penetration through expansion of our sales force and more aggressive pricing. Unit sales increased 27% over last year and 12% over the previous quarter as a result of both increased penetration and sales to existing customers. We are also very excited by the successful introduction of our new UTI-Stat™ product, a proprietary formulation that helps support urinary tract health, and is now available through most of our distributor network. Trials conducted in 10 long-term care facilities in five states showed that 92% of residents with a history of urinary tract infections remained symptom-free while taking UTI-Stat™. We expect sales to continue to benefit from our more aggressive marketing strategy, and also from increased sales of UTI-Stat and the third quarter introduction of enhanced Pro-Stat flavors. We expect private label sales to continue to decline over time as part of our long-term strategy to deemphasize private label sales in favor of branded product sales. Overall, we are very pleased with our performance for the quarter”, said Frank A. Newman, Chairman Chief Executive.

“We continue to be a leader in clinical research leading to new product development, and expect that the publication of two important trials in the coming months will support the benefits of Pro-Stat in achieving nitrogen balance in older women and of the interdialitic administration of Pro-Stat to hemodialysis patients. Our plans for the retail distribution of certain of our products by the first quarter of next year remain on track. We believe this represents a significant growth opportunity beyond the existing potential for our products in nursing homes and dialysis clinics,” he concluded.

Stock Repurchase Plan

In December 2007, the Company’s Board of Directors approved a stock repurchase plan, to purchase up to 500,000 shares of Company stock. The plan expired on July 31, 2008. During the term of the plan, the Company purchased 448,000 shares at an average price of $3.15 per share.

Conference call

The Company will host a conference call to discuss these results on Wednesday, September 10th at 11:00 A.M. EDT. To participate, please call (866) 379-6256. The conference call will also be webcast live. To view and hear the webcast, please go to and click on the Investor Relations section where the conference call is posted. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Risks and uncertainties that could cause or contribute to such material difference include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the nursing home, renal care, health food and bariatric surgery markets, changes in competitive pricing for products, and the impact of our competitors’ new product introductions. Our future financial condition and results of operations, as well as any forward- looking statements are subject to change and inherent risk and uncertainties. Other important factors that may cause actual results to differ materially from those expressed in forward-looking statements is contained in the Medical Nutrition USA, Inc. Annual Report on Form 10-KSB for the year ended January 31, 2008 as filed with the Securities and Exchange Commission on April 29, 2008 and Form 10-Q for the quarter ended April 30, 2008 filed on June 16, 2008.

Medical Nutrition USA, Inc.
Condensed Statements of Operations

	For the Six Months ended July 31,		For the Three Months ended July 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Sales	$6,636,500	$6,184,500	$3,326,900	$3,353,300
Cost of sales	3,103,100	2,852,000	1,562,900	1,562,900

Gross Profit	3,533,400	3,332,500	1,764,000	1,790,400

Selling, general & administrative	3,999,200	2,941,300	2,061,800	1,532,900
Research & development	51,500	91,400	—	91,400

Operating (loss) income	(517,300)	299,800	(297,800)	166,100

Interest income	121,800	199,300	52,900	104,800

(Loss) income before income taxes	(395,500)	499,100	(244,900)	270,900

Income tax (benefit) expense	(90,400)	284.900	(61,200)	110,400

Net (loss) income	$(305,100)	$214,200	$(183,700)	$160,500

(Loss) earnings per share

Basic	$(0.02)	$0.02	($0.01)	$0.01

Diluted	$(0.02)	$0.01	($0.01)	$0.01

Weighted average common shares outstanding

Basic	13,931,496	14,084,092	13,889,399	14,108,193

Diluted	13,931,496	15,616,442	13,889,399	15,764,791

Medical Nutrition USA, Inc.
Condensed Balance Sheets

	7/31/08	1/31/08
	(unaudited)
Assets

Cash and cash equivalents	$4,748,000	$5,208,000
Short-term investments	4,398,400	4,336,800
Accounts receivable, net	1,062,400	1,054,500
Inventories	462,000	401,800
Deferred income taxes	369,700	877,700
Prepaid income taxes	12,300	232,000
Other current assets	226,800	179,800

Total current assets	11,279,600	12,290,600

Fixed assets, net	257,100	199,000

Other assets

Deferred income taxes	1,109,700	480,000
Security deposits	15,300	15,300
Investment in Organics Corp of America	125,000	125,000
Intangible assets, net	265,000	252,700

Total assets	$13,051,700	$13,362,600

Liabilities and Stockholders’ Equity

Current Liabilities

Accounts payable	$486,900	$364,800
Accrued expenses	536,500	466,000
Accrued rebates	47,600	61,700

Total current liabilities	1,071,000	892,500

Stockholders’ equity

Common stock	13,800	14,000
Additional paid-in-capital	24,508,100	24,687,900
Accumulated deficit	(12,310,900)	(12,005,800)

	12,211,000	12,696,100
Less: treasury stock	(230,300)	(226,000)

Total shareholders’ equity	11,980,700	12,470,100

Total liabilities and shareholders’ equity	$13,051,700	$13,362,600